Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 6, 2014

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY ANNOUNCES PERMIAN PIPELINE EXTENSION PROJECT

DALLAS, February 6, 2014 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the “Partnership”) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the “Corporation” and, together with the Partnership, “Crosstex”), today announced that the Partnership is continuing to expand its gas gathering and processing capabilities in the Permian Basin through a new long term, fee-based agreement with a major oil and gas producer in the region. This agreement builds upon the approximately $210 million in investments that Crosstex has already made in the Permian Basin to take advantage of growing production in the region, including its joint venture with Apache Corporation, the Mesquite fractionator and the Bearkat gathering and processing complex.

In conjunction with the agreement, the Partnership is constructing a new 35-mile, 12-inch diameter high-pressure pipeline that will provide critical gathering capacity for the previously announced Bearkat natural gas processing complex. The incremental investment for the new pipeline extension project is expected to be approximately $70 million.

The new-build pipeline, located in the eastern portion of the Wolfberry oil play, will originate at the Partnership’s Bearkat gas processing facility, currently under construction in Glasscock County. The pipeline will have a capacity of approximately 100 million cubic feet per day and will provide gas takeaway solutions for constrained producer customers in Howard, Martin and Glasscock counties. Right-of-way acquisition is underway and the pipeline is expected to be operational in the second half of 2014.

“The Permian Basin has been an important area of growth for Crosstex and this arrangement strategically expands our footprint in West Texas. Looking to the future as we work to complete our transaction with Devon Energy to create EnLink Midstream, we are confident that having a solid and scalable gathering and processing footprint in the Permian will be an integral part of our success,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

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About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in E2, a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, cash flow, incremental investment, project costs and timing for completing the projects described herein, as well as the Partnership’s and the Corporation’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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